EXHIBIT 10.3

Joseph D. Spain / Employment Agreement

EMPLOYMENT AGREEMENT OF JOSEPH D. SPAIN

This Agreement is made this 2nd day of December, 2016, the” Effective Date” between Intellinetics™ Inc. (hereinafter, “Employer”) at 2190 Dividend Drive, in the City of Columbus, County of Franklin, State of Ohio 43228, and Joseph D. Spain, (hereinafter, “Employee”).

Recitals

A. Employer is engaged in the development, marketing, sales and support of software applications. Additionally, Employer develops, sells and supports business automation services and solutions.

B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this Agreement and Employer’s “Offer of Employment Letter”, dated December 2, 2016, which is hereby incorporated by reference into this Agreement.

In consideration of the mutual covenants and promises of the parties, Employer and Employee covenant and agree as follows:

Section I Nature of Employment

Employer does hire and employ Employee as CFO, reporting to President & CEO. Employee’s responsibilities will include, but not limited to activities set forth in the above referenced Employee Offer Letter. Employee does accept and agree to such hiring and employment. Employee is subject to the supervision, orders, advice, and directions of Employer.

Section II Manner of Performance of Employee’s Duties

Employee agrees to perform, at all times faithfully, industriously, and to the best of Employee’s ability, experience, and talent, all of the duties that may be required of and from Employee pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be rendered at the corporate office, 2190 Dividend Drive, Columbus, OH 43228 and at such other place or places as Employer shall in good faith require or as the interests, needs, business, and opportunities of Employer shall require or make advisable. A performance review may be conducted annually. Employee can invite a performance review at any time.

Section III Duration of Employment

The term of this Agreement shall be for an indeterminate period and will commence on 12/2/2016. Either party may terminate this Agreement at any time with or without cause. The parties stipulate and agree that the Employee is an “At Will” employee under Ohio Law and does not have a contract of employment for a definite period.

Section IV Payment and Reimbursement

Employer shall pay Employee, and Employee agrees to accept from Employer, in full payment for Employee’s services under this agreement, the Base Salary, Commissions Schedules, Bonuses and Profit Sharing as set forth in the aforementioned Offer of Employment Letter. The Base Salary will be payable biweekly each month during which this agreement shall be in force. Commissions and Bonuses will be paid in accordance with the schedule of receipt of Project payments by Employer, as appropriate.

Revised: AMC, 10/16	Confidential and Proprietary

EXHIBIT 10.3

Joseph D. Spain / Employment Agreement

In the event that either party terminates this contract at any time and for any reason (or without assigning a reason) the Employee shall be paid for all work performed and for accrued unused annual vacation days. Employer will be paid Commissions and / or Bonuses earned on or before the date of termination in proportion to the payments received by Employer for such work.

Employer further agrees employee profit sharing may become part of Employee’s compensation at the sole discretion of the Employer. Employer has complete discretion to institute or discontinue employee profit sharing.

Section V Professional Employee Development-Continuing Education

Employer recognizes the mutual benefit for Employer and Employee of professional employee development. Professional education and/or training therefore may be offered and supported at the discretion of Employer.

Section VI Discontinuance of Business as Termination of Employment

Notwithstanding anything in this Agreement to the contrary, in the event that Employer shall discontinue operating its business, then this Agreement will terminate as of the last day of the month in which Employer ceases operations with the same force and effect as if that day were originally set forth as the termination date of this Agreement.

Section VII Devotion by Employee of Full Time to Business

Employee shall devote all Employee’s time, attention, knowledge, and skill solely and exclusively to the business and interest of Employer and Employer shall be entitled to all of the benefits, emoluments, profits, intellectual property, business process improvements, software, trade secrets or other benefits or thing of value arising from or incident to any and all work, services, and advice of Employee, and Employee expressly agrees that during the term of this Agreement Employee shall have no be interest, directly or indirectly, in any form, fashion or manner, as an owner, partner, officer, director, stockholder, advisor, employee, consultant or in any other form or capacity, in any other business similar to employer’s business or any allied trade; provided, however, that nothing shall be deemed to prevent or limit the right of Employee to invest any of Employee’s funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything be deemed to prevent Employee from investing or limit Employee’s right to invest his funds in real estate.

Section VIII Nondisclosure of Trade Secrets and Proprietary Information.

Employee understands that in the performance of his job duties with the Employer, he will be exposed to the Employer’s Trade Secrets and Proprietary Information. “Trade Secrets and Proprietary Information” means information or material that is commercially valuable to Employer and not generally known in the industry. This includes but is not limited to:

(a) any and all versions of the Employer’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

(b) technical information concerning the Employer’s products and services, including product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;

(c) sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

(d) information concerning the Employer’s employees, including their salaries, strength, weaknesses and skills;

Revised: AMC, 10/16	Confidential and Proprietary

EXHIBIT 10.3

Joseph D. Spain / Employment Agreement

(e) information submitted by or about Employer’s projects, teaming partners, customers, suppliers, employees, consultants or co-venturers; and

(f) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Employer’s business.

Employee will keep the employer’s Trade Secrets and Proprietary Information, whether or not prepared or developed by employee, in the strictest confidence. Employee will exercise due care to protect and maintain the confidentiality of Employer’s trade secrets during the term of this contract and for a period of Five (5) years after the termination of this contract. It is also understood by Employee that access and use of Company Intellectual Property, Trade Secrets and Proprietary Information does not confer any ownership rights to Employee as all ownership rights shall be retained by Company. Also, Employee will not use or disclose such secrets to any other person without the Employer’s written consent, except when necessary to perform employee’s duties. Any breach of the terms of this paragraph is a material breach of this agreement. However, Employee shall have no obligation to treat as confidential information which:

(a) was in Employee’s possession or known to Employee, without an obligation to keep it confidential, before such information was disclosed to Employee by the Employer;

(b) is or becomes public knowledge through a source other than Employee and through no fault of Employee; or

(c) is or becomes lawfully available to Employee from a source other than the Employer.

Section IX Corporate Ownership of Intellectual Property

Access and/or use by employee do not confer and any ownership rights to same. All ownership rights hall be remain the property of the corporation. All work products created by employee associated with corporate activities shall be owned by employer, including by way of example marketing and/or sales material, messaging, and presentations.

Section X Return of Materials

When Employee’s employment with the Employer ends, for whatever reason, Employee will promptly (within five calendar days) deliver to the Employer all originals and copies of all documents, records, electronically stored information, software programs, media and other materials received through his employment with Employer. Employee will also return to Employer all equipment, files, software programs and other property belonging to Employer.

Section XI Confidentiality Obligation Survives Employment

Employee understands that Employee’s obligation to maintain the confidentiality and security of Employer’s Trade Secrets and Proprietary / Legal Information remains with Employee even after Employment with Employer ends.

Section XII Nonsolicitation of Customers / Clients / Employees

Employee covenants and agrees that all times while employed by Employer and for a further period of two (2) years after the termination of this Agreement, irrespective of when and in what manner said Agreement may be terminated, Employee will not for himself or any other person or entity, directly or indirectly, by stock or other ownership, investment, management, consultation, employment or otherwise, or in any relation whatsoever in any manner solicit, interfere or endanger relationships between Employer and its customers / clients / employees. Employee acknowledges that failure to comply with provisions of the preceding will cause irreparable damage therefore Employer shall be entitled to an injunction prohibiting such activities on the part of Employee and all persons acting in concert with Employee.

Revised: AMC, 10/16	Confidential and Proprietary

EXHIBIT 10.3

Joseph D. Spain / Employment Agreement

Section XIII Noncompetition

Employee shall not engage in any employment or business activity anywhere in the United States that directly competes with that of Employer for a period of six (6) months after termination of Employee’s employment with Employer.

Section XIV Commitments Binding on Employer Only on Written Consent

Anything contained in this Agreement to the contrary notwithstanding, it is understood and agreed that Employee shall not have the right to make any contracts or commitments for or on behalf of Employer without the written consent of Employer.

Section XV Contract Terms to Be Exclusive

This written Agreement and the Offer incorporated herein contain the sole and entire Agreement between the parties and shall supersede any and all other agreements between the parties. The parties acknowledge and agree that neither of them has made any representation with respect to the subject matter of this Agreement or any representations inducing its execution and delivery except such representations as are specifically set forth in this writing and the parties acknowledge that they have relied on their own judgment in entering into the same. The parties further acknowledge that any statements or representations that may have been made by either of them to the other are void and of no effect and that neither of them has relied on such statements or representation in connection with its dealings with the other.

Section XVI Waiver or Modification Ineffective Unless in Writing

It is agreed that no waiver or modification of this Agreement or of any covenant, condition, or limitation contained in it shall be valid unless it is in writing and duly executed by the party to be charged with it, and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party under it, unless such waiver or modification is in writing, duly executed as above. The parties agree that the provisions of this paragraph may not be waived except by a duly executed writing.

Section XVII Contract Governed by Law of State of Ohio

The parties agree that it is their intention and covenant that this agreement and performance under it and all suits and special proceedings relating to it be construed in accordance with and under and pursuant to the laws of the State of Ohio and that in any action, special proceeding, or other proceeding that may be brought arising out of, in connection with, or by reason of this agreement, the laws of the State of Ohio, exclusive of the choice of laws rules, shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

Section XVIII Survivorship of Benefits

This Agreement shall be binding on and inure to the benefit of the respective parties and their executors, administrators, heirs, personal representatives, successors and assigns.

Revised: AMC, 10/16	Confidential and Proprietary

EXHIBIT 10.3

Joseph D. Spain / Employment Agreement

Section XIX Execution of Documents

Both while employed by the Employer and for a reasonable time afterwards, Employee agrees to execute and aid in the preparation of any papers that Employer may consider necessary or helpful to obtain or maintain any patents, copyrights, trademarks or other proprietary rights at no charge to Employee, but at Employer’s expense. Employee agrees that any intellectual property, business process, technique or improvement that employee develops, creates or contributes toward creating during the time that Employee is employed shall be and remain the property of the Employer. Employee shall execute such assignments or other documents that are helpful or necessary to vest ownership of any and all such property in the Employer.

Employee acknowledges that failure to comply with provisions of the preceding will cause irreparable damage therefore Employer entitled to an injunction prohibiting such activities on the part of Employee and all persons acting in concert with Employee.

Section XX Enforcement

Employee agrees that in the event of a breach or threatened breach of this Agreement, money damages would be an inadequate remedy and extremely difficult to measure. Employee agrees, therefore, that the Employer shall be entitled to an injunction to restrain Employee form such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Employer from pursuing any remedy at law or in equity for any breach or threatened breach.

Section XXI Severability

If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Employer and Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Intellinetics™ Inc., Inc.:	Joseph D. Spain

/s/ Matthew L. Chretien	/s/ Joseph D. Spain
Matthew L. Chretien, President & CEO	Joseph D. Spain

Date: 12/2/2016	Date: 12/2/2016

Revised: AMC, 10/16	Confidential and Proprietary

EXHIBIT 10.3

Joseph D. Spain /OFFER OF EMPLOYMENT

OFFER OF EMPLOYMENT TO Joseph D. Spain (Employee)

This offer is made December 2, 2016 at the City of Columbus, County of Franklin, State of Ohio, by Intellinetics™ Inc., 2190 Dividend Drive, Columbus, Ohio 43228 to Joseph D. Spain.

We are pleased to offer you employment as CFO, start date to be 12/2/2016

1.	Reporting the President and CEO.

2.	Remuneration may consist of the following components: Salary, Benefits, Profit Sharing and Bonuses:

a.	The position will start at the rate of One Hundred Forty Thousand Dollars ($140,000) per year, payable biweekly during each month that this agreement shall be in force.

b.	Bonus – At the Board’s discretion, up to 20% of annual salary based upon company performance and individual contributions.

c.	Grant of 100,000 stock options, vesting 25% at the end of every 12-month period, with full grant accelerator if there is a sale of company prior to full vesting.

d.	Profit sharing and bonuses may become a component of your compensation at the discretion of Employer.

3.	Benefits:

a.	Participation in a 401(k) profit sharing plan subject to plan eligibility requirements

b.	Discretionary Employer contribution to selected Company health care plan. Amount of Employer contribution to be reviewed and published annually by Intellinetics.

c.	Twenty (20) business days paid vacation per annum with eligibility to commence after 90-day probationary period. Vacation days to be scheduled at mutually agreed upon times. Vacation is earned and accrued on a monthly basis with a maximum annual carry over of five (5) unused vacation days. The probationary period has the following exceptions: 4 days either before or after Christmas.

d.	Cell phone expense reimbursed monthly based on current company policy. Employee will be responsible to carry cell phone plan with enough coverage and minutes to meet Employer’s needs.

e.	Reimbursement of all reasonable, customary and documented business expenses. Mileage for business travel will be reimbursed at the current company rate.

f.	Four (4) personal days per annum. Personal days accrue monthly calculated on an annual proportional basis; accrued unused personal days shall not be carried over into the succeeding year.

g.	Use of on premise Exercise Facility upon execution of Liability and Waiver Form.

h.	Paid Company Holidays; schedule published by Employer annually.

EXHIBIT 10.3

Joseph D. Spain /OFFER OF EMPLOYMENT

i.	Discretionary Intellinetics contribution for Employee professional development and/or continuing education.

j.	Participation in the Company Health Care plan as provided to all eligible employees.

4.	You or Intellinetics may terminate this employment relationship at any time for cause or without cause by giving written notice. The parties stipulate and agree that Employee is an “At Will” employee under Ohio Law and does not have a contract of employment for a definite period. The parties further agree that the Employee’s status shall not change except as set forth in writing signed by both parties to this Offer.

5.	This offer is contingent upon the satisfactory outcome (as determined by Intellinetics) of pre-employment screening activities (including a background screening, drug test, employment verification, education verification if applicable and reference check).

6.	We reserve the right to withdraw this offer, as well as employment agreement referenced, if any pre-employment screening activities come back unsatisfactory. There is no implied relationship or employment with Intellinetics until these contingences are met and does not change the at-will nature of employee.

7.	This Offer of Employment and supporting Employment Agreement, constitutes all of our agreements and understandings regarding your employment. There are no other oral or written agreements regarding your employment and no one else, except for the President of the Company, in writing, is authorized to make any other agreements. Ohio law shall govern this Agreement and any employment relationship that may be formed between the undersigned parties at any time.

Intellinetics™ Inc., Inc.:	Employee: Joseph D. Spain

/s/ Matthew L. Chretien	/s/ Joseph D. Spain
Matthew L. Chretien, President & CEO

Date: 12/2/2016	Date: 12/2/2016